EXHIBIT 3.2

HRPT PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

HRPT Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Section 6.1 of the Amended and Restated Declaration of Trust of the Trust, as amended and supplemented (the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”), by resolution duly adopted, classified and designated 500,000 authorized but unissued Preferred Shares (as defined in the Declaration of Trust) as additional Junior Participating Preferred Shares (as defined in the Declaration of Trust) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Junior Participating Preferred Shares set forth in the Declaration of Trust, as a result of which the total number of authorized Junior Participating Preferred Shares is 3,500,000.

SECOND:  The additional Junior Participating Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

THIRD:  These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:  The undersigned President acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of October, 2007.

ATTEST:		HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo	By:	/s/ John A. Mannix
	John C. Popeo		John A. Mannix
	Secretary		President